Exhibit 99.1

News Release
Vectren Corporation One Vectren Square Evansville, IN 47708

June 27, 2008

FOR IMMEDIATE RELEASE

CONTACT:  Media, Chase Kelley, (812) 491-4128 or kckelley@vectren.com; Investor Relations, Steve Schein, (812) 491-4209 or sschein@vectren.com

Vectren Corporation Settles Equity Forward Agreement

Vectren Corporation (NYSE:VVC) announced today that it has exercised its rights under a forward sale agreement with an affiliate of J. P. Morgan Securities Inc. that was entered into in February 2007 as part of its public offering of 4.6 million shares of common stock at $28.33.  Under terms of the agreement, an affiliate of J. P. Morgan Securities Inc., as the forward seller, borrowed and sold in the public offering 4.6 million shares of Vectren’s common stock.  Vectren had the right to elect physical or cash settlement within approximately two years of the date of the agreement.

The forward sale agreement was physically settled at approximately $27.14 per share (net proceeds per share after underwriter’s fees and other adjustments), for aggregate net proceeds of approximately $124.9 million.  Vectren will transfer substantially all of the net proceeds to Vectren Utility Holdings, Inc. (VUHI), a wholly-owned subsidiary and intermediate holding company for Vectren’s three operating public utilities, which will use the proceeds to repay short-term debt obligations incurred primarily to fund VUHI’s capital expenditure program.  As of June 27, 2008, upon completion of the physical settlement of this transaction, Vectren Corporation had 80,977,473 shares of its common stock outstanding.

About Vectren

Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, IN. Vectren's energy delivery subsidiaries provide gas and/or electricity to more than one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales; and energy infrastructure services. To learn more about Vectren, visit www.vectren.com.

Safe Harbor for Forward-Looking Statements

All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are based on management's beliefs, as well as assumptions made by and information currently available to management and include such words as "believe", "anticipate", "endeavor", "estimate", "expect", "objective", "projection", "forecast", "goal", and similar expressions intended to identify forward- looking statements. Vectren cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond Vectren's ability to control or estimate precisely and actual results could differ materially from those contained in this document.

More detailed information about these factors is set forth in Vectren's and VUHI’s filings with the Securities and Exchange Commission, including their 2007 annual reports on Form 10-K.  The companies undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions, or other factors affecting such statements.